Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

Dollars in millions

	Nine Months Ended September 30,
	2007	2006
Earnings:
Earnings from Continuing Operations	$5,811	$5,003
Add back:
Fixed charges	456	382

Total earnings	$6,267	$5,385

Fixed Charges:
Interest, capitalized and expensed	$391	$327
Interest component of rental payments	50	47
Amortization of debt discount and debt expense	15	8

Total fixed charges	$456	$382

Ratio of Earnings to Fixed Charges	13.7	14.1

For purposes of computing this ratio, earnings represent income from continuing operations. Fixed charges represent interest expense including amounts capitalized plus the interest factor in rental expense.

Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

Dollars in millions

	Nine Months Ended September 30,
	2007	2006
Earnings:
Earnings from Continuing Operations	$5,811	$5,003
Add back:
Fixed charges	456	382

Total earnings	$6,267	$5,385

Fixed Charges:
Interest, capitalized and expensed	$391	$327
Interest component of rental payments	50	47
Amortization of debt discount and debt expense	15	8
Convertible Preferred Stock Dividends	—	—

Total fixed charges	$456	$382

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	13.7	14.1

For purposes of computing this ratio, earnings represent income from continuing operations. Fixed charges represent interest expense including amounts capitalized plus the interest factor in rental expense and any preferred stock dividend requirements, adjusted to a pretax basis.